Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-203664-02

Northern States Power Company

(a Wisconsin corporation)

$100,000,000 3.30% FIRST MORTGAGE BONDS, SERIES DUE JUNE 15, 2024

Issuer:	Northern States Power Company (a Wisconsin corporation)

Issue Format:	SEC Registered

Expected Ratings*:	Aa3/A/A+ (Stable/Stable/Stable) (Moody’s/Standard & Poor’s/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	June 22, 2015

Settlement Date:	June 29, 2015 (T+5)

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing on December 15, 2015

Principal Amount:	$100,000,000 (Reopening of 3.30% First Mortgage Bonds, Series due June 15, 2024, of which $100,000,000 was previously issued on June 23, 2014), for a total amount outstanding of $200,000,000.

Maturity Date:	June 15, 2024

Reference Benchmark:	2.125% due May 15, 2025

Benchmark Price:	97-30+

Benchmark Yield:	2.358%

Re-offer Spread:	+105 bps

Re-offer Yield:	3.408%

Coupon:	3.30% (interest on the First Mortgage Bonds will accrue from June 15, 2015)

Price to Public:	99.171% plus accrued interest from June 15, 2015 to but excluding June 29, 2015 (the total amount of accrued interest on June 29, 2015 will be $1.28 per $1,000 principal amount of First Mortgage Bonds)

Net Proceeds to Issuer:	$98,521,000 (before transaction expenses)

Make-Whole Call:	Prior to December 15, 2023, T +15 bps

Par Call:	On or after December 15, 2023

CUSIP/ISIN:	665789AY9/US665789AY98

Minimum Denominations:	$1,000

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322.